Exhibit 99.3

GRYPHON MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Gryphon’s financial condition and results of its operations, together with its consolidated financial statements and related notes appearing at the end of this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Gryphon’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus.

Business Overview

Founded in October 2020, Gryphon is a bitcoin mining company based in Las Vegas, Nevada. Gryphon launched its mining operations in September 2021 upon the receipt of the first of 12 batches of 600 Bitmain S19j Pro Antminers. Gryphon has deployed a total of approximately 8,400 S19j Pro Antminers from Bitmain Technologies Limited (“Bitmain”) pursuant to the Bitmain Agreement (as defined below) and subsequent market purchases. Gryphon’s mission is to create a net carbon neutral bitcoin miner. Gryphon’s revenue model is to mine and hold bitcoin, and then sell only the bitcoin that is necessary to pay its operating expenses and to reinvest in operational expansion. For the nine-month period ended September 30, 2023, the average holding period was 61 days. Prior to December 31, 2022, Gryphon’s average holding period was under 7 days. The bitcoin that is sold to pay operating expenses and to reinvest in operational expansion is sold within a 24 hour time frame of receipt.

Gryphon’s operations encompass the following:

•        Self-Mining:    Gryphon operates approximately 8,400 bitcoin ASIC mining computers, referred to as “miners,” that Gryphon has installed at third-party hosted mining data centers located in New York, Georgia and North Carolina. Revenue generated by the mining of bitcoin is measured on a dollar per megawatt-hour (“MWh”) basis and is variable based on the price of bitcoin, the measure of difficulty, transaction volume and global hash rates.

•        ESG-Led Mining:    Gryphon is an ESG-committed bitcoin miner with the mission to create the world’s largest bitcoin miner with a neutral carbon footprint. Gryphon currently uses net carbon neutral energy in its power mix.

Given the significant amount of power that ASIC miners require to operate, Gryphon believes most mining companies focus completely on low-cost electricity without considering the impact of the power’s production on the climate. Gryphon’s strategy is to focus on working with power hosting partners that are committed to climate science and also can produce reliable, low-cost power. Gryphon uses 25 megawatts of space at its primary hosting facility in New York, which relies on renewable hydro energy. As it deploys additional miners, Gryphon will work with hosting partners that have committed to providing power that is net carbon neutral.

For the years ended December 31, 2022 and 2021, Gryphon mined approximately 815 and 69 bitcoins, respectively, and for the three months ended March 31, 2023, June 30, 2023 and September 30, 2023, Gryphon mined 212,187 and 176 bitcoin, respectively. Gryphon also received digital assets (bitcoin, Ethereum, DAI and USDT) that amounted to approximately $1,374,000 through digital currency it received from private placements of its capital stock. While Gryphon does not have any plans to acquire digital assets other than bitcoin, it may do so in the future.

Breakeven Analysis

Below is a breakeven analysis of Gryphon’s mining operations:

	2022	Q1/23	Q2/23	Q3/23
Mining Revenues	$21,362,000	$4,840,000	$4,963,000	$4,940,000
Bitcoin mined	815	212	187	176
Value of one mined bitcoin	$26,211	$22,830	$26,540	$28,068
Cost of Revenues (excluding depreciation)	$12,196,000	$2,737,000	$2,823,000	$3,982,000
Cost to mine one bitcoin	$14,964	$12,910	$15,096	$22,625
Total Bitcoin Equivalent Coins Generated (Total BTC Equiv)*	829	221	200	185
Breakeven of Total BTC Equiv	$14,712	$12,385	$14,115	$21,524

____________

*        Amount represents Bitcoin mined plus MSA BTC Equiv listed below in table

	Bitcoin Mined	MSA BTC Equiv	Total BTC Equiv
Jan-22	43	0.3	43
Feb-22	42	1.0	43
Mar-22	57	1.6	59
Apr-22	55	1.9	57
May-22	61	1.8	63
Jun-22	70	1.4	72
Jul-22	85	1.2	86
Aug-22	95	1.2	96
Sep-22	80	0.4	80
Oct-22	80	0.7	81
Nov-22	75	0.7	76
Dec-22	71	1.6	72
Jan-23	80	2.8	83
Feb-23	64	2.8	67
Mar-23	68	3.2	71
Apr-23	60	3.8	64
May-23	69	5.5	74
Jun-23	58	3.8	62
Jul-23	61	3.8	65
Aug-23	61	2.8	64
Sep-23	54	2.2	56

The breakeven analysis is computed by taking the cost of revenues for the given period and dividing that sum by the number of Bitcoin Equivalent Coins Generated during the same period. For instance, in (Q2/23 the $2,823,000 cost of revenues is divided by the 200 Bitcoin Equivalent Coins Generated, resulting in an average of $14,115 per coin). The BTC Equivalent calculation labeled as “Total BTC Equiv” in the table, is determined by combining Gryphon’s bitcoin-mined during the period with the bitcoin equivalent amount of revenue earned from the Sphere MSA. To calculate the latter, the revenue earned from the Sphere MSA during the period is divided by the average bitcoin price as quoted by the Principal Market for that same period (labeled as “MSA BTC Equiv” in the table). The breakeven analysis is an operational metric that does not take capital expenditures or financing mechanics into consideration. The calculation only considers direct operational costs, such as electricity and hosting. The mining equipment was originally financed primarily through equity capital raises and cash flows resulting from the sale of bitcoin generating by mining operations. As of September 30, 2023, there are no financing agreements outstanding as it relates to the financing of the mining equipment.

The breakeven analysis is a non-GAAP measure, similar to the way the gold industry reports gold-equivalent ounces to provide uniform measure of various revenue streams from different commodities (such as gold, copper, nickel, etc). Much like the gold industry, the purpose of this calculation is to offer the reader a bitcoin-equivalent datapoint for Gryphon’s two revenue streams within the context of its primary revenue stream. This enables readers to easily compare Gryphon’s operations with other bitcoin mining companies. By dividing the total cost of revenues by the number of bitcoin-equivalent coins generated, we arrive at the breakeven point for total BTC equiv. Therefore, if Gryphon sells a bitcoin at the same price, it would have achieved a breakeven.

The breakeven cost of mining bitcoin is influenced primarily by two factors. First, the cost of electricity sourced from Gryphon’s hosting providers, which encompasses a combination of pass-through market electricity prices and profit-sharing arrangements. Second, it’s affected by the global hashrate of the Bitcoin network. Over the past year leading up to Q3/23, the former has substantially decreased, dropping from an average of $0.083 in Q3/22 to $0.071 in Q3/23. This decline is attributed to the global decrease in energy prices, resulting in a more cost-effective electricity supply. Conversely, the global hashrate of the Bitcoin network has shown a consistent upward trend, with sequential increases of 17.7%, 18.9% and 8.0% over the last three quarters. This increase in the global hashrate has led to fewer bitcoins being mined for the same amount of energy consumption. The combined effect of these changes in the two key cost drivers has resulted in a breakeven level reduction from 2022 to Q1/23, but an overall net increase from 2022 to Q3/23, despite the decrease in energy prices.

Recent Developments

Termination of Sphere 3D Merger Agreement

On June 3, 2021, Gryphon and Sphere 3D Corp. (“Sphere 3D”) entered into an Agreement and Plan of Merger (the “Sphere 3D Merger Agreement”), pursuant to which a merger subsidiary of Sphere 3D was to merge with and into Gryphon, with Gryphon continuing as the surviving corporation and wholly-owned subsidiary of Sphere 3D (the “Sphere 3D Merger”).

On July 6, 2021, in connection with the pending Sphere 3D Merger, Sphere 3D entered into a Secured Promissory Note with Gryphon (the “Sphere 3D Note”), pursuant to which Sphere 3D loaned Gryphon the principal amount of $2.7 million. The Sphere 3D Note was secured by certain assets of Gryphon and bore interest at the rate of 9.5% per annum. On August 30, 2021, Sphere 3D and Gryphon entered into Amendment No. 1 to the Sphere 3D Note pursuant to which Sphere 3D loaned Gryphon an additional $3.65 million. On September 29, 2021, Sphere 3D and Gryphon entered into Amendment No. 2 to the Sphere 3D Note, pursuant to which Sphere 3D loaned Gryphon an additional $3.65 million and amended the repayment schedule. On January 3, 2022, Sphere 3D and Gryphon entered into Amendment No. 3 to the Sphere 3D Note, pursuant to which Sphere 3D loaned an additional $2.5 million to Gryphon, which increased the principal amount of the Sphere 3D Note to $12.5 million and extended the initial date for the repayment.

On August 19, 2021, in connection with the pending Sphere 3D Merger, Gryphon entered into a Master Services Agreement (the “Sphere 3D MSA”) with Sphere 3D. Under the Sphere 3D MSA, Gryphon is Sphere 3D’s exclusive provider of management services for all blockchain and cryptocurrency-related operations, including but not limited to services relating to all mining equipment owned, purchased, leased, operated, or otherwise controlled by Sphere 3D and/or its subsidiaries and/or its affiliates at any location. Gryphon, in return receives 22.5% of the net operating profit of all of Sphere 3D’s blockchain and cryptocurrency-related operations. To provide greater certainty as to the term of the Sphere 3D MSA, Sphere 3D and Gryphon agreed to extend the initial term of the Sphere 3D MSA from three to four years or to five years in the event Sphere 3D did not receive delivery of a specified minimum number of bitcoin mining machines during 2022. Sphere did not meet delivery targets in 2022, which extended the initial term of the Sphere 3D MSA to five years through August 2026. Subject to written notice from Sphere 3D and an opportunity by Gryphon to cure for a period of up to 180 days, Sphere 3D shall be entitled to terminate the Sphere 3D MSA in the event of: (i) Gryphon’s failure to perform the services under the Sphere 3D MSA in a professional and workmanlike manner in accordance with crypto-mining industry standards for similar services, or (ii) Gryphon’s gross negligence, fraud or willful misconduct in connection with performing the services. Gryphon shall be entitled to specific performance or termination for cause in the event of a breach by Sphere 3D, subject to written notice and an opportunity to cure for a period of up to 180 days.

On April 4, 2022, Gryphon and Sphere 3D mutually agreed to terminate the Sphere 3D Merger Agreement due to changing market conditions, the passage of time, and the relative financial positions of the companies, among other factors. In connection with the termination of the Sphere 3D Merger Agreement, all amounts payable by Gryphon under the Sphere 3D Note were forgiven, and Sphere 3D released all of the collateral pledged by Gryphon to secure the Sphere 3D Note. In addition, Gryphon received 850,000 shares of Sphere 3D’s restricted common stock that were held in a third-party escrow account. The parties will continue to operate under the Sphere 3D MSA in accordance with its terms.

Gryphon and Sphere 3D are engaged in litigation regarding the Sphere 3D MSA, and on October 6, 2023, Sphere 3D delivered a termination notice to Gryphon with respect to the Sphere 3D MSA. For additional information regarding these matters, see “Gryphon’s Business — Legal Proceedings” on page 235 of this proxy statement/prospectus.

Anchorage Loan Agreement

On May 25, 2022, Anchorage entered into the Anchorage Loan Agreement with Gryphon Opco, pursuant to which Anchorage loaned Gryphon Opco the principal amount of 933.333333 bitcoin. Gryphon Opco’s obligations under the Anchorage Loan Agreement are secured by certain equipment and software rights of Gryphon Opco and are guaranteed by Gryphon. The loan was payable in installments of 42.424242 bitcoin with interest of 5.0% per annum, payable monthly in bitcoin. Gryphon Opco is further required thereunder to maintain a collateral coverage ratio of 110%. The maturity date of the loan was initially May 27, 2024.

Gryphon’s rationale for entering into the Anchorage Loan Agreement was two-fold. The first was to reduce Gryphon’s interest rate costs by retiring convertible debentures that carried a coupon rate 500 bps higher than the rate under the Anchorage loan. The second was to align the denomination of Gryphon’s debt financing to the denomination of Gryphon’s revenues (i.e. align the currency of Gryphon’s debts to the currency of Gryphon’s revenues). We may consider taking on Bitcoin denominated debt in the future, subject to the terms available and relative to other financing opportunities available.

On March 27, 2023, Gryphon and Anchorage entered into an amendment to the Anchorage Loan Agreement (the “Anchorage Loan Amendment”). Pursuant to the Anchorage Loan Amendment, the maturity date was extended to March 2026, and the interest rate was increased to 6% per annum. The monthly principal and interest payments have been adjusted to be 100% of net monthly mining revenue, defined as, for each calendar month, the sum of (a) all of Gryphon’s revenue generated from all bitcoin generated by Gryphon with the collateral less (b) the sum of Gryphon Selling, General and Administrative Expenses (“SG&A”) in connection with bitcoin mining operations, but not to exceed the greater of (x) $100,000 and (y) the amount that is previously preapproved by Anchorage in writing for such calendar month; provided, however that, to the extent that SG&A is capped by clause (b) above, any unapplied SG&A may be rolled forward to subsequent months until fully deducted. Notwithstanding the foregoing, unless otherwise approved by Anchorage, the aggregate amount of SG&A during any rolling twelve-month period shall not exceed $750,000. Provided that if at the end of a fiscal quarter, commencing with the fiscal quarter ending June 30, 2023, if (x) the aggregate principal amount payment received by the Anchorage for such fiscal quarter exceeds 38.6363638 bitcoin and (y) the average principal amount payment received by Anchorage for each fiscal quarter (commencing fiscal quarter ending June 30, 2023 and through and including the fiscal quarter for which such determination is to be made) exceeds 38.6363638 bitcoin per fiscal quarter, then, the Gryphon shall pay to Anchorage 75% of net monthly mining revenue for the immediately succeeding fiscal quarter (and thereafter, in the following fiscal quarter would shift to 100%). As consideration for the Anchorage Loan Agreement Amendment, Gryphon agreed to make a one-time payment of 173.17 bitcoins, reducing the principal balance of bitcoins from 636.81 to 463.64, and a closing fee of $45,000.

The Anchorage Loan Agreement Amendment also added a conversion provision whereby Anchorage has a limited right to convert all or any portion of the outstanding principal on the loan into a number of shares of Gryphon or any public company that is Gryphon’s parent, if Gryphon is not the public company (the “Conversion Right”). The Conversion Right is available at any time during the one month period (the “Conversion Period”) after which the market capitalization of Gryphon, or its public company parent if Gryphon is not the public company, for the first time exceeds $125,000,000 for five consecutive days. The conversion price is equal to $150,000,000 divided by the number of shares of Gryphon, or its public company parent if Gryphon is not the public company, common stock outstanding immediately prior to Anchorage’s exercisation of the Conversion Right during the Conversion Period.

Conversion and Redemption of Convertible Debentures

In June 2021, Gryphon sold units in a private placement consisting of convertible debentures in the principal amount of $9.4867 (“Convertible Debenture”) and one warrant to purchase Gryphon’s common stock for a total aggregate of 956,857 units. Each Convertible Debenture was convertible into a share of Gryphon’s common stock at a conversion price equal to the lower of (i) $9.4867, or (ii) a 30% discount to the public valuation. The Convertible Debentures accrued simple interest on the outstanding principal balance at a rate of 10% per annum.

On May 26, 2022, Gryphon issued 47,971 shares of common stock upon conversion of Convertible Debentures with an aggregate principal amount of $414,000 and accrued interest of $41,000. Also on May 26, 2022, Gryphon redeemed the remaining $8,665,000 in aggregate principal amount of Convertible Debentures, together with $839,000 in accrued interest thereon. Following such conversions and redemptions, no Convertible Debentures remained outstanding.

Impact of Coronavirus Pandemic

COVID-19, and the global measures taken to combat it, may cause disruption to the activities of Gryphon’s suppliers and, potentially, Gryphon’s bitcoin mining activities and have an adverse effect on Gryphon’s business. Gryphon’s bitcoin miners will be accessible through Gryphon’s data provider and do not require physical interaction. Thus, Gryphon expects that its ability to conduct operations will not be materially affected by COVID-19. While the broader economic implications remain uncertain, the COVID-19 pandemic has, to date, not had any measurable material impact on Gryphon’s operating results.

Depending on the magnitude of such effects on Gryphon’s supply chain, shipments of parts for Gryphon’s already ordered bitcoin miners, as well as any new miners Gryphon may purchase, may be delayed. As Gryphon’s bitcoin miners require repair or become obsolete and require replacement, Gryphon’s ability to obtain adequate replacements or repair parts from their manufacturer may be hampered. Supply chain disruptions could negatively impact Gryphon’s operations.

The extent to which the pandemic may impact Gryphon’s results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this proxy statement/prospectus, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to Gryphon’s performance, financial condition, results of operations and cash flows. See also “Risk Factors” above.

Emerging Growth Company and Smaller Reporting Company Status

Gryphon is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Gryphon may take advantage of these exemptions until is no longer an emerging growth company under Section 107 of the JOBS Act, which provides that an emerging growth company can take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards. Gryphon has elected to avail itself of the extended transition period and, therefore, while Gryphon is an emerging growth company it will not be subject to new or revised accounting standards the same time that they become applicable to other public companies that are not emerging growth companies, unless it chooses to early adopt a new or revised accounting standard.

Additionally, Gryphon is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Gryphon will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Gryphon’s common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) Gryphon’s annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Going Concern

Gryphon’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which contemplate the continuation of Gryphon as a going concern and the realization of assets and satisfaction of liabilities in the ordinary course of business. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

Since Gryphon began revenue generation in September 2021, management has financed Gryphon’s operations through equity and debt financing and the sale of the digital assets earned through mining operations.

Gryphon may incur additional losses from operations and negative cash outflows from operations in the foreseeable future. In the event Gryphon continues to incur losses, it may need to raise debt or equity financing to finance its operations until operations are cashflow positive. However, there can be no assurance that such financing will be available in sufficient amounts and on acceptable terms, when and if needed, or at all. The precise amount and timing of the funding needs cannot be determined accurately at this time and will depend on several factors, including the market price for the underlying commodity mined by Gryphon and its ability to procure the required mining equipment and operate profitably. Gryphon’s financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the ordinary course of business.

Components of Gryphon’s Results of Operations

Revenue

Gryphon’s revenue consists primarily of bitcoin earned from its cryptocurrency mining activities and revenue received under the Sphere 3D MSA. In addition to its self-mining activities, Gryphon also has digital asset mining pools relationships, with the mining pool operators to provide computing power to the mining pool. In exchange for providing computing power, Gryphon is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator, which are netted as a reduction of the transaction price). Gryphon’s fractional share is based on the proportion of computing power Gryphon contributed to the mining pool operator to the total computing power contributed by all mining pool participants in solving the current algorithm.

Under the Sphere 3D MSA, Gryphon is Sphere 3D’s exclusive provider of management services for all blockchain and cryptocurrency-related operations, including but not limited to services relating to all mining equipment owned, purchased, leased, operated, or otherwise controlled by Sphere 3D and/or its subsidiaries and/or its affiliates at any location. Gryphon in return receives 22.5% of the net operating profit of all of Sphere 3D’s blockchain and cryptocurrency-related operations. Operating profit is defined as fair value of the cryptocurrency mined less the hosting costs to mine said cryptocurrency.

Costs of Revenue

Gryphon’s costs of revenue consist primarily of direct costs of earning bitcoin related to mining operations, including electric power costs, other utilities, but excluding depreciation and amortization, which are separately stated in Gryphon’s statements of operations.

General and Administrative Expenses

Gryphon’s general and administrative expenses consist primarily of payments for legal and professional fees, payroll and other miscellaneous expenses.

Stock-Based Compensation

Gryphon accounts for stock-based compensation under ASC 718 “Compensation — Stock Compensation” using the fair value-based method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. This guidance establishes standards for the accounting for transactions in which an entity exchanges it equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.

Gryphon uses the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value of options. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the vesting periods.

Common Stock Awards

Gryphon grants common stock awards to non-employees in exchange for services provided. Gryphon measures the fair value of these awards using the fair value of the services provided or the fair value of the awards granted, whichever is more reliably measurable. The fair value measurement date of these awards is generally the date the performance of services is complete. The fair value of the awards is recognized on a straight-line basis as services are rendered. The share-based payments related to common stock awards for the settlement of services provided by non-employees is recorded in accordance with ASC 718 on the statement of operations in the same manner and charged to the same account as if such settlements had been made in cash.

Warrants

In connection with certain financing, consulting and collaboration arrangements, Gryphon has issued warrants to purchase shares of its common stock. The outstanding warrants are standalone instruments that are not puttable or mandatorily redeemable by the holder and are classified as equity awards. Gryphon measures the fair value of the awards using the Black-Scholes option pricing model as of the measurement date. Warrants issued in conjunction with the issuance of common stock are initially recorded at fair value as a reduction in additional paid-in capital of the common stock issued. All other warrants are recorded at fair value as expense over the requisite service period or at the date of issuance, if there is not a service period.

Depreciation Expense

Gryphon’s depreciation expense consists primarily of periodic expense for the deprecation of its mining machines.

Impairment of Digital Assets

In accordance with GAAP, Gryphon is required to evaluate impairment of its digital assets. The fair value of a digital asset is evaluated on the date it is received. If the fair value decreases after receipt, the digital asset is written down to a new fair value. Gryphon cannot recognize a gain if and when the fair value is above the value used to impair the asset.

Realized Gain on Disposition of Digital Assets

At the time a digital asset is sold or transferred, Gryphon will recognize a gain equal to the fair value of the digital asset less the book value of the digital asset.

Other Income (Expense)

Gryphon’s other income (expense) consists primarily of gains and losses on the extinguishment of debt, interest expense, amortization of debt discount, unrealized losses on our marketable securities and the change in fair value of our notes payable.

Results of Operations

Fiscal Year Ended December 31, 2022 Compared to Fiscal Year Ended December 31, 2021

The following table shows Gryphon’s results of operations for the fiscal years ended December 31, 2022 and December 31, 2021:

	2022	2021	Change	Percentage Change
Revenue	$21,723,000	$3,711,000	$18,012,000	485%
Cost and expenses:
Cost of revenues	12,196,000	871,000	11,325,000	1,300%
General and administrative expenses	2,175,000	2,256,000	(81,000)	(4)%
Stock based compensation expense	3,285,000	20,132,000	(16,847,000)	(84)%
Impairment of digital assets	8,704,000	712,000	7,992,000	1,122%
Realized gain on disposition of digital assets	(609,000)	(344,000)	(265,000)	77%
Depreciation expense	12,536,000	695,000	11,841,000	1,704%
Total operating expenses	38,287,000	24,322,000	13,965,000	57%

Loss from operations	(16,564,000)	(20,611,000)	4,047,000	(20)%
Total other income (expense)	20,276,000	(1,499,000)	21,775,000	(1,453)%
Income (Loss) before provision for income taxes	$3,712,000	$(22,110,000)	$25,822,000	(117)%

Revenue

Revenue increased approximately $18,012,000, or 485%, to approximately $21,723,000 for the year ended December 31, 2022, compared to approximately $3,711,000 for the year ended December 31, 2021. The increase was primarily attributable to (i) the increase from approximately three months of operations in 2021 to twelve months of operations in 2022, and (ii) the increased deployment of miners in operations from approximately 3,000 in 2021 to approximately 7,400 in 2022, offset by a decline in the market value of bitcoin from approximately $41,000, as of October 1, 2021, to approximately 17,000, as of December 31, 2022.

Cost of Revenues

Cost of revenues increased $11,325,000, or 1,300%, to $12,196,000 for the year ended December 31, 2022, compared to $871,000 for the year ended December 31, 2021. The increase was primarily attributable to (i) increased deployment of miners, (ii) increases in bitcoin network hashrate, and (iii) energy costs.

General and Administrative Expenses

General and Administrative Expenses are as follows:

	For the Years Ended December 31,		Change	Percentage Change
	2022	2021
Professional fees	$1,123,000	$1,211,000	$(88,000)	(7.83)%
Salaries and wages	652,000	416,000	236,000	56.7
Insurance	104,000	64,000	40,000	62.5
Other expenses	296,000	565,000	(269,000)	(47.6)
	$2,175,000	$2,256,000	$(81,000)	(3.6)%

Our professional fees decreased to $1,123,000 for the year ended December 31, 2022 from $1,211,000 for the year ended December 31, 2021. The decrease was due (1) an increase of approximately $30,000 for accounting fees for legal and accounting firms and other professional of approximately $58,000.

Our salaries and wages increased to $652,000 for the year ended December 31, 2022 from $416,000 for the year ended December 31, 2021. The increase of $236,000 is primarily due to the hiring of our chief financial officer and other administrative staff.

Other expenses wages decreased to $296,000 for the year ended December 31, 2022 from $565,000 for the year ended December 31, 2021. The decrease of $269,000 is attributable to (1) a decrease of $98,000 for expense reimbursement for our officers and directors, (2) a decrease of $374,000 for administrative fees to the colocation sites, offset by (3) an increase of $93,000 in repairs and maintenance, (4) increase of $12,000 for our Bitgo wallet fees, (5) an increase of $83,000 in our franchise taxes and (6) an increase of $15,000 in general expenses.

Stock-Based Compensation

Stock-based compensation decreased by $16,847,000, or 84%, to $3,285,000 for the year ended December 31, 2022, compared to $20,132,000 for the year ended December 31, 2021. The decrease was primarily attributable to a reduction in the number of shares granted.

Depreciation Expense

Depreciation expense increased by $11,841,000, or 1,704%, to $12,536,000 for the year ended December 31, 2022, compared to $695,000 for the year ended December 31, 2021. The increase was primarily attributable to the increase in fixed assets from the deployment of miners.

Other Income (Expense)

Other income (expense) increased by $21,775,000, or 1,453%, to $20,276,000 for the year ended December 31, 2022, compared to $(1,499,000) for the year ended December 31, 2021. The increase was primarily attributable to (1) a gain of $12,966,000 for the forgiveness of the Sphere 3D Note as part of the termination of the Sphere 3D.

Merger Agreement, (2) a gain of $11,690,000 for the change in the fair value of notes payable, offset (3) a loss of $1,499,000 for unrealized loss on marketable securities, (4) a loss of 2,746,000 from the loss extinguishment of debt and (5) increase in interest expense of $341,000.

For the Nine Months Ended September 30, 2023 Compared to Nine Months ended September 30, 2022

	2023	2022	Change	Percentage Change
Revenues
Mining revenues	$14,992,000	$17,240,000	$(2,248,000)	(13.0)%
Management services	844,000	345,000	499,000	144.6
Total Revenues	15,836,000	17,585,000	(1,749,000)	(9.9)

Cost and expenses
Cost of revenues	9,542,000	9,214,000	328,000	3.6
General and administrative expenses	3,250,000	1,722,000	1,528,000	88.7
Stock-based compensation expense	(629,000)	2,481,000	(3,110,000)	(125.4)
Impairment of digital assets	250,000	6,520,000	(6,270,000)	(96.2)
Realized gain on sale of digital assets	(484,000)	(137,000)	(347,000)	253.3
Impairment of miners	5,430,000	—	5,430,000	100
Depreciation	11,906,000	8,593,000	3,313,000	38.6
Total operating expenses	29,265,000	28,393,000	872,000	3.1
Loss from operations	(13,429,000)	(10,808,000)	(2,621,000)	24.3

Other (expense) income	(4,190,000)	18,370,000	(22,560,000)	(122.8)
Net (loss) income before provision for income taxes	$(17,619,000)	$7,562,000	$(25,181,000)	(333.0)%

Mining Revenues

Mining revenues decreased by $2,248,000, or 13.0%, to 14,992,000 for the nine months ended September 30, 2023, compared to $17,240,000 for the nine months ended September 30, 2022. As of September 30, 2023 the Company had approximately 8,300 miners compared to approximately 7,100 as of September 30, 2022. Although the Company increased the number of miners in operations by 1,200 miners, or 16.9%, the average value of Bitcoin for the nine months ended September 30, 2023 was $25,600 as compared to $29,200 for the nine months ended September 30, 2022 for a decline of approximately $3,600, or 12.3%.

Management Services

Management services revenue increased by $499,000, or 144.6%, to $844,000 for the nine months ended September 30, 2023, compared to $345,000 for the nine months ended September 30, 2022. As of September 30, 2023, the number of miners under management was 9,098 compared to 995 as of September 30, 2022, for an increase of 8,103, or 814.37%.

On October 6, 2023, Sphere 3D delivered a termination notice to Gryphon with respect to the Sphere MSA, largely on the basis of the allegations made by Sphere 3D in the Sphere 3D Litigation (the “Sphere 3D MSA Termination”). On October 11, 2023, Gryphon filed an answer to Sphere 3D’s second amended complaint, in which, among other things, Gryphon alleged that Sphere 3D’s attempted termination of the Sphere MSA was wrongful and ineffective, because it violated the terms of the Sphere MSA, and thus that Sphere 3D continues to owe Gryphon all amounts to which Gryphon would otherwise be entitled under the Sphere MSA through that contract’s term ending in August 2026.

Gryphon intends to continue to vigorously defend against the Sphere 3D Litigation, including but not limited to the Sphere 3D MSA Termination, which it believes are without merit, and to aggressively pursue its counterclaims against Sphere 3D. However, Gryphon cannot predict the outcome of these proceedings or provide an estimate of potential damages or recovery, if any. Failure by Gryphon to obtain a favorable resolution of the Sphere 3D Litigation could require it to pay damage awards or otherwise enter into settlement arrangements for which its insurance coverage may be insufficient. Any such damage awards or settlement arrangements in current or future litigation could have a material adverse effect on Gryphon’s business, operating results or financial condition. Even if Sphere 3D’s claims are not successful, or if Gryphon is successful in pursuing its counterclaims or negotiating a favorable settlement, defending against this or future litigation is expensive and could divert management’s attention and resources, all of which could have an adverse and material impact on Gryphon’s business, operating results and financial condition and negatively affect Gryphon’s value. Further, any valid termination of the Sphere MSA in accordance with its terms could also have a negative impact on Gryphon’s business and operating results. In addition, such lawsuits may make it more difficult for Gryphon to finance its operations in the future.

Cost of Revenues

Cost of revenues increased by $328,000, or 3.6%, to $9,542,000 for the nine months ended September 30, 2023, compared to approximately $9,214,000 for the nine months ended September 30, 2022. The increase was primarily attributable to (i) an increase in the deployment of miners, (ii) an increase in Bitcoin network hashrate, and (iii) higher energy costs.

General and Administrative Expenses are as follows:

	For the Nine Months Ended September 30,		Dollar Change	Percentage Change
	2023	2022
Professional fees	$1,626,000	$913,000	$713,000	78.1%
Salaries and wages	507,000	409,000	98,000	23.9
Insurance expenses	125,000	62,000	63,000	101.6
Other expenses	411,000	323,000	88,000	27.2
Loss on MSA	581,000	15,000	566,000	3,773.3
	$3,250,000	$1,722,000	$1,528,000	88.7%

Professional fees increased to $1,626,000 for the nine months ended September 30, 2023 from $913,000 for the nine months ended September 30, 2022. The increase of $713,000 was attributable to (i) an increase in accounting fees of $48,000 and (ii) an increase in legal fees of $665,000.

Salaries and wages increased to $507,000 for the nine months ended September 30, 2023 from $409,000 for the nine months ended September 30, 2022. The increase of $98,000 is primarily due to addition of two directors.

Insurance expenses increased to $125,000 for the nine months ended September 30, 2023 from $62,000 for the nine months ended September 30, 2022. The increase of $63,000 was attributable to an increase in our annual insurance premiums.

Other expenses increased to $411,000 for the nine months ended September 30, 2023 from $323,000 for the nine months ended September 30, 2022. The increase of $88,000 is attributable to (1) an increase in our franchise taxes of $92,000 (2) an increase in our general expense of approximately $76,000 and (3) a decrease in our repairs and maintenance expense of approximately $80,000.

Loss on MSA — A threat actor representing to be the CFO inserted themselves into an email exchange between the CFO and the Company’s CEO, which also included Sphere 3D’s CEO, regarding the transfer of Sphere 3D’s BTC from the Company’s wallet to Sphere 3D’s wallet. The threat actor requested that the BTC be transferred to an alternate wallet. As a result, 26 BTC, with a value of approximately $560,000 at the time, was transferred to a wallet controlled by the threat actor. As advised by legal counsel, the Company engaged with US Federal law enforcement to recover the BTC. Despite these attempts of law enforcement to recover the BTC, recovery was not possible. The Company subsequently wired the commensurate amount in USD to Sphere 3D to make them whole for the stolen BTC. The Company also engaged a nationally recognized third-party firm to perform a forensic analysis. The analysis revealed that the threat actor did not enter the email exchange via Gryphon’s IT systems. Sphere 3D made a claim with its insurance carrier. If Sphere 3D’s is reimbursed by its insurance carrier, the Company would request reimbursement from Sphere 3D. The Company has also subsequently modified its control systems as protection against any future attempted incursions. In March 2023, the Company made the payment to Sphere for $560,000, which was classified as a general and administrative expense on the unaudited condensed consolidated statement of operations.

Stock-Based Compensation

For the nine months ended September 30, 2022, the Company had a forfeiture of a common stock award attributable to cancelling an employment agreement with stock-based compensation. Therefore, we had a reversal of approximately $3,154,000 of previously expensed stock-based compensation. Stock-based compensation was ($629,000) for the nine months ended September 30, 2023, as compared to $2,481,000 for the nine months ended September 30, 2022.

Impairment of Digital Assets

Our impairment of digital assets decreased to $250,000 for the nine months ended September 30, 2023 from $6,520,000 for the nine months ended September 30, 2022. The decrease of $6,270,000 is primarily due to a significant decrease in the value of bitcoins during the year ended December 31, 2022.

Impairment of Miner

Our impairment of miners increased to $5,430,000 for the nine months ended September 30, 2023 from nil for the nine months ended September 30, 2022. The increase of $5,430,000 is primarily due to a significant decrease in the value of equipment pursuant to ASC 360 as of September 30, 2023.

Depreciation Expense

Depreciation expense increased by $3,313,000, or 38.6%, to $11,906,000 for the nine months ended September 30, 2023, compared to $8,593,000 for the nine months September 30, 2022. The increase was primarily attributable to the increase in fixed assets from the deployment of miners.

Other (Expense) Income

	For the Nine Months Ended September 30,
	2023	2022	Change	Percentage Change
Unrealized loss on marketable securities	$(74,000)	$(1,358,000)	$1,284,000	(94.6)%
Realized gain from use of digital assets	3,809,000	—	3,809,000	100.0
Loss on disposal of asset	(55,000)	—	(55,000)	100.0
Gain on extinguishment of debt	—	12,966,000	(12,966,000)	(100.0)
Loss on extinguishment of debt	—	(2,746,000)	2,746,000	(100.0)
Gain on termination of merger agreement	—	1,734,000	(1,734,000)	(100.0)
Change in fair value of notes payable	(7,607,000)	9,447,000	(17,054,000)	(180.5)
Other income	267,000	30,000	237,000	790.0
Interest expense	(530,000)	(915,000)	385,000	(42.1)
Amortization of debt discount	—	(788,000)	788,000	(100.0)
Total other (expense) income	$(4,190,000)	$18,370,000	$(22,560,000)	(122.8)%

The gain on extinguishment of debt of $12,996,000, for the nine months ended September 30, 2022, is attributable to the termination of the Merger Agreement. As part of the Merger Agreement, the buyer lent the Company approximately $12,966,0000, which would be forgiven if the Merger was terminated. The Merger was terminated in June 2022. Also, as part of the termination, the buyer was required to issue the Company shares of the buyers’ common stock. The fair value of the common stock was approximately $1,734,000. For the nine months ended September 30, 2023, and 2022, the Company recognized an unrealized gain and loss of approximately $74,000 and $1,358,000, respectively.

The Company has a note payable, denominated in BTC, which is accounted for under the fair value method of accounting. For the nine months ended September 30, 2023 the Company recognized an expense of approximately $7,607,000 as compared to a gain of $9,447,000 for the nine months ended September 30, 2022.

The loss on extinguishment of debt of $2,746,000, for the nine months ended September 30, 2022, was attributable to the Company’s repayment of the principal and interest for convertible debentures. The $2,746,000 was the remaining unamortized debt discount as of the redemption date. Also, the Company recognized approximately an amortization expense $788,000 for the debt discounts for the nine months ended September 30, 2022.

For the nine months ended September 30, 2023, the Company realized a gain of $3,809,000 for the use of digital assets for principal and interest payments for the BTC loan. The BTC loan payments began in August 2022, so the Company did not recognize a realized gain for the nine months ended September 30, 2022.

Interest expense decreased to $530,000 for the nine months ended September 30, 2023 from $915,000 for the nine months ended September 30, 2022. The decrease of $385,000 is primarily due to the modification agreement the Company entered into with the lender on March 29, 2023.

For the Three Months Ended September 30, 2023 Compared to Three Months ended September 30, 2022

	2023	2022	Change	Percentage Change
Revenues
Mining revenues	$5,189,000	$5,568,000	$(379,000)	(6.8)%
Management services	288,000	60,000	228,000	380.0
Total Revenues	5,477,000	5,628,000	(151,000)	(2.7)

Cost and expenses
Cost of revenues	3,982,000	4,477,000	(495,000)	(11.1)
General and administrative expenses	804,000	487,000	317,000	65.1
Stock-based compensation expense	392,000	1,222,000	(830,000)	(67.9)
Impairment of digital assets	17,000	648,000	(631,000)	(97.4)
Realized gain on sale of digital assets	(17,000)	(125,000)	108,000	(86.4)
Impairment of miners	5,430,000	—	5,430,000	100.0
Depreciation	4,067,000	3,740,000	327,000	8.7
Total operating expenses	14,675,000	10,449,000	4,226,000	40.4
Loss from operations	(9,198,000)	(4,821,000)	(4,377,000)	90.8

Other income	1,112,000	6,000	1,106,000	18,433.3
Loss before provision for income taxes	$(8,086,000)	$(4,815,000)	$(3,271,000)	67.9%

Mining Revenues

Mining revenues decreased approximately $379,000, or 6.8%, to approximately $5,189,000 for the three months ended September 30, 2023, compared to approximately $5,568,000 for the three months ended September 30, 2022. As of September 30, 2023 the Company had approximately 8,300 miners compared to approximately 7,100 as of September 30, 2022. Although the Company increased the number of miners in operations by approximately 1,200 miners, or 16.9%, the number of mined bitcoins for the three months ended September 30, 2023 was approximately 176 as compared to 261 for the three months ended September 30, 2022 for decline of approximately 85, or 32.6%.

Management Services

Management services revenue increased approximately by $228,000, or 380.0%, to approximately $288,000 for the three months ended September 30, 2023, compared to approximately $60,000 for the three months ended September 30, 2022. As of September 30, 2023, the number of miners under management was 5,235 compared to 308 as of September 30, 2022, for an increase of 4,927, or 1600%.

On October 6, 2023, Sphere 3D delivered a termination notice to Gryphon with respect to the Sphere MSA, largely on the basis of the allegations made by Sphere 3D in the Sphere 3D Litigation (the “Sphere 3D MSA Termination”). On October 11, 2023, Gryphon filed an answer to Sphere 3D’s second amended complaint, in which, among other things, Gryphon alleged that Sphere 3D’s attempted termination of the Sphere MSA was wrongful and ineffective, because it violated the terms of the Sphere MSA, and thus that Sphere 3D continues to owe Gryphon all amounts to which Gryphon would otherwise be entitled under the Sphere MSA through that contract’s term ending in August 2026.

Gryphon intends to continue to vigorously defend against the Sphere 3D Litigation, including but not limited to the Sphere 3D MSA Termination, which it believes are without merit, and to aggressively pursue its counterclaims against Sphere 3D. However, Gryphon cannot predict the outcome of these proceedings or provide an estimate of potential damages or recovery, if any. Failure by Gryphon to obtain a favorable resolution of the Sphere 3D Litigation could require it to pay damage awards or otherwise enter into settlement arrangements for which its insurance coverage may be insufficient. Any such damage awards or settlement arrangements in current or future litigation could have a material adverse effect on Gryphon’s business, operating results or financial condition. Even if Sphere 3D’s claims are not successful, or if Gryphon is successful in pursuing its counterclaims or negotiating a favorable settlement, defending against this or future litigation is expensive and could divert management’s attention and resources, all of which could have an adverse and material impact on Gryphon’s business, operating results and financial condition and negatively affect Gryphon’s value. Further, any valid termination of the Sphere MSA in accordance with its terms could also have a negative impact on Gryphon’s business and operating results. In addition, such lawsuits may make it more difficult for Gryphon to finance its operations in the future.

Cost of Revenues

Cost of revenues decreased approximately $495,000, or 11.1%, to $3,982,000 for the three months ended September 30, 2023, compared to approximately $4,477,000 for the three months ended September 30, 2022. The increase was primarily attributable to (i) increased deployment of miners, (ii) increases in Bitcoin network hashrate, and (iii) higher energy costs.

General and Administrative Expenses are as follows:

	For the Three Months Ended September 30,		Dollar Change	Percentage Change
	2023	2022
Professional fees	$479,000	$303,000	$176,000	58.1%
Salaries and wages	205,000	90,000	115,000	127.8
Insurance expenses	41,000	31,000	10,000	32.3
Other expenses	79,000	63,000	16,000	25.4
	$804,000	$487,000	$317,000	65.1%

Professional fees increased to $479,000 for the three months ended September 30, 2023 from $303,000 for the three months ended September 30, 2022. The increase of $176,000 is attributable to (i) an increase in accounting fees of $37,000 and (ii) an increase in legal fees of $139,000.

Salaries and wages increased to $205,000 for the three months ended September 30, 2023 from $90,000 for the three months ended September 30, 2022. The increase of $115,000 is primarily due to addition of two directors.

Insurance expenses increased to $41,000 for the three months ended September 30, 2023 from $31,000 for the three months ended September 30, 2022. The increase of $10,000 was attributable to an increase in our annual insurance premiums.

Other expenses increased to $79,000 for the three months ended September 30, 2023 from $63,000 for the three months ended September 30, 2022. The increase of $16,000 is attributable to an increase in our repairs and maintenance expense of approximately $16,000.

Stock-Based Compensation

For the three months ended September 30, 2022, we had a forfeiture of common stock awards attributable cancelling of an employment agreement with stock-based compensation. Therefore, we had a reversal of approximately $3,154,000 of previously expensed stock-based compensation. Stock-based compensation was $1,222,000 for the three months ended September 30, 2022, as compared to $392,000 for the three months ended September 30, 2023.

Impairment of Digital Assets

Our impairment of digital assets decreased to $17,000 for the three months ended September 30, 2023 from $648,000 for the three months ended September 30, 2022. The decrease of $631,000 is primarily due to a significant decrease in the value of bitcoins during the year ended December 31, 2022.

Impairment of Miners

Our impairment of miners increased to $5,430,000 for the three months ended September 30, 2023 from nil for the three months ended September 30, 2022. The increase of $5,430,000 is primarily due to a significant decrease in the value of equipment as of September 30, 2023.

Depreciation Expense

Depreciation expense increased by $327,000, or 8.7%, to $4,067,000 for the three months ended September 30, 2023, compared to $3,740,000 for the three months September 30, 2022. The increase was primarily attributable to the increase in fixed assets from the deployment of miners.

Other Income (Expense)

	Three Months Ended September 30,
	2023	2022	Change	Percentage Change
Unrealized loss on marketable securities	$(75,000)	$(80,000)	$5,000	(6.3)%
Realized gain from use of digital assets	9,000	—	9,000	100.0
Loss on disposal	(2,000)	—	(2,000)	(100.0)
Change in fair value of notes payable	1,342,000	320,000	1,022,000	(319.4)
Interest expense	(162,000)	(234,000)	72,000	(30.8)
Total other income	$1,112,000	$6,000	$1,106,000	18,433.3%

The Company has a note payable, denominated in BTC, which is accounted for under the fair value method of accounting. For the three months ended September 30, 2023, the Company recognized an expense of approximately $1,342,000 as compared to $320,000 for the three months ended September 30, 2022, attributable to the fair value adjustments.

For the three months ended September 30, 2023, the Company realized a gain of $9,000 derived from the use of digital assets for principal and interest payments for the BTC loan.

Interest expense decreased to $162,000 for the three months ended September 30, 2023 from $234,000 for the three months ended September 30, 2022. The decrease of $72,000 is primarily due to the modification agreement the Company entered into with the lender on March 29, 2023.

Liquidity and Capital Resources

As of September 30, 2023 and December 31, 2022, Gryphon had cash and cash equivalents of $1,405,000 and $267,000, respectively, and an accumulated deficit of approximately $36,195,000 and $18,576,000, respectively. To date, Gryphon has financed its operations primarily through proceeds from the sales of its equity securities through private placements, borrowings pursuant to the Sphere 3D Note and the Anchorage Loan Agreement, as amended, and cash flow from its digital currency mining operations (including revenue received under the Sphere 3D MSA).

Gryphon believes that its current levels of cash will not be sufficient to meet its anticipated cash needs for its operations for at least the next 12 months. Gryphon will require additional capital resources to fund its operations and pay its obligations as they come due over the next twelve months and for the implementation of its strategy to expand its business, or other investments or acquisitions Gryphon may decide to pursue. Gryphon may sell additional equity or debt securities or enter into a credit facility to satisfy its capital requirements. The sale of additional equity securities could result in dilution to its shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require Gryphon to agree to operating and financial covenants that would restrict its operations. Financing may not be available in amounts or on terms acceptable to Gryphon, if at all. Any failure by Gryphon to raise additional funds on terms favorable to it, or at all, could limit its ability to expand its business operations and could harm its overall business prospects.

Summary of Cash Flow

The following tables provides detailed information about Gryphon’s net cash flow for all financial statement periods presented in this proxy statement/prospectus:

	For the Nine Months Ended September 30, 2023
	2023	2022
Net cash provided by (used in) operating activities	$3,062,000	$(14,481,000)
Net cash used in investing activities	$(1,902,000)	$(8,996,000)
Net cash used in financing activities	$(24,000)	$(6,186,000)

Net Cash Provided by (Used in) Operating Activities

Net cash provided by operating activities was approximately $3,062,000 for the nine months ended September 30, 2023, and consisted primarily of cash proceeds from the sale of digital currency of approximately $13,958,000, offset by cash expenditures for operating activities of approximately $10,896,000.

Net cash used in operating activities was approximately $14,481,000 for the nine months ended September 30, 2022, and consisted primarily of cash proceeds from the sale of digital currency of approximately $26,295,000, offset by cash expenditures for operating activities of approximately $11,814,000.

Net Cash Used in Investing Activities

Net cash used in investing activities was approximately $1,902,000 for the nine months ended September 30, 2023 and consisted primarily of approximately $1,542,000 for the purchase of miners.

Net cash used in investing activities was approximately $8,996,000 for the nine months ended September 30, 2022 and consisted primarily of approximately $8,150,000 paid for the deposit for the future purchase of miners and purchase of mining equipment of $846,000.

Net Cash Used in Financing Activities

Net cash used in finance activities was approximately $24,000 for the nine months ended September 30, 2023 and consisted primarily of approximately $132,000 from the issuance of a note payable for insurance premiums, $52,000 payment for the insurance payable, and $104,000 loan modification payment for BTC note.

Net cash used in financing activities was approximately $6,186,000 for the nine months ended September 30, 2022 and consisted primarily of approximately $2,500,000 from the proceeds from the issuance of notes payable, $21,000 payment of insurance payable, and $8,665,000 payment for convertible debentures.

	For the year ended December 31
	2022	2021
Net cash provided by operating activities	$14,551,000	$677,000
Net cash used in investing activities	$(8,996,000)	$(36,554,000)
Net cash (used in) provided by financing activities	$(6,202,000)	$36,781,000

Net Cash Provided by Operating Activities

Net cash provided by operating activities was approximately $14,551,000 for the year 2022 and consisted primarily of cash proceeds from the sale of digital currency of approximately $30,559,000, offset by cash expenditures for operating activities of approximately $16,008,000.

Net cash provided by operating activities was approximately $677,000 for the year 2021 and consisted primarily of cash proceeds from the sale of digital currency of approximately $2,735,000, offset by cash expenditures for operating activities of approximately $2,058,000.

Net Cash Used in Investing Activities

Net cash used in investing activities was approximately $8,996,000 for the year 2022 and consisted primarily of approximately $8,150,000 paid for the deposit for the future purchase of miners and $846,000 for the purchase of miners.

Net cash used in investing activities was approximately $36,554,000 for the year 2021 and consisted primarily of approximately $35,911,000 paid for the deposit for the future purchase of miners, $483,000 custom fees paid for mining equipment, $60,000 refundable deposit and $100,000 for carbon credits.

Net Cash (Used in) Provided by Financing Activities

Net cash used in financing activities was approximately $6,202,000 for the year 2022 and consisted primarily of approximately $8,665,000 payment of convertible debentures, offset by approximately $2,500,000 proceeds from the issuance of notes payable.

Net cash provided by financing activities was approximately $36,781,000 for the year 2021 and consisted primarily of approximately $10,000,000 proceed from the issuance of notes payable, approximately $9,079,000 proceeds from the issuance of convertible debentures, approximately $15,804,000 proceeds from the issuance of common stock and approximately $1,473,000 proceeds from the issuance of series seed preferred stock.

Capital Expenditures and Other Obligations

Coinmint Agreement

On July 1, 2021, Gryphon entered into a Coinmint Colocation Mining Services Agreement (the “Coinmint Agreement”), with Coinmint, LLC (“Coinmint”), an established operator of renewable-energy data centers, pursuant to which Coinmint provides hosting services to Gryphon at Coinmint’s hydro powered facility in Massena, New York (the “Coinmint Facility”) for a 15-month period, which upon its conclusion renews automatically for successive three-month terms unless either party delivers to the other party 90 days’ written notice of intent not to renew. Pursuant to the terms of the Coinmint Agreement, 7,200 S19j Pro Antminer machines were delivered to and installed at the Coinmint Facility. Under the terms of the Coinmint Agreement, Coinmint directly passes through the cost of electricity and maintenance costs to Gryphon, collects an initial reservation fee and collects a percentage of Gryphon’s bitcoin mining profits.

Core MSA and Sublease with Sphere 3D

On September 12, 2021, Gryphon and Core Scientific, Inc. (“Core”) entered into a Master Services Agreement (the “Core MSA”). Pursuant to the Core MSA, Core shall provide services related to the hosting of Gryphon’s cryptocurrency mining equipment and operations in data centers owned by Core under separate orders entered into by Gryphon and Core. The term of the Core MSA is indefinite, but may be terminated if no active orders have been in effect for at least 12 months.

Master Services Agreement Order No. 1 (“Order 1”) under the Core MSA commenced on August 31, 2021 and provides for the hosting by Core of equipment consisting of one hundred S19j Pro Antminer units. Order 1 shall remain in place for three years, unless terminated earlier under the terms of the Core MSA or Order 1, and automatically renews for one-year renewal terms unless terminated by Gryphon with 90 days’ notice prior to the end of any such renewal term. Master Services Agreement Order No. 2 (“Order 2”) under the Core MSA commenced on September 24, 2021 and provides for approximately 230 MW of net carbon neutral bitcoin mining hosting capacity to be managed by Core as hosting partner. Core hosts equipment consisting of approximately 71,000 S19 or equivalent units that were delivered to Core’s data center in scheduled installments between October 2021 and November 2022. Core’s hosting services for each shipment of units began in the month of the arrival of such units and will continue for four years thereafter, unless terminated earlier under the terms of the Core MSA or Order 2, and automatically renew for one-year renewal terms unless terminated by Gryphon with 90 days’ notice prior to the end of any such renewal term. In addition, Order 2 amended the Core MSA to permit the sub-lease, sub-license, assignment, delegation or transfer of the Core MSA, Order 1, or Order 2, or Gryphon’s rights and obligations thereunder, to Sphere 3D without the consent of Core.

On October 8, 2021, in connection with the pending Sphere 3D Merger, Gryphon and Sphere 3D entered into a sub-license and delegation agreement (the “Sublease”), pursuant to which Gryphon sublicensed to Sphere 3D Gryphon’s rights to use Core’s facility pursuant to Order 2 and the Core MSA and delegated to Sphere 3D all of Gryphon’s obligations to make payments to Core under Order 2. The Sublease will terminate automatically upon the termination of the Core MSA and/or Order 2. Under the Sublease, Sphere 3D paid Gryphon $16,308,000, which Gryphon subsequently paid to Core as part of the prepayments outlined in Order 2. As part of the agreements to amend the Sphere 3D Merger Agreement, the Sphere 3D Note and the Sphere 3D MSA, Sphere 3D and Gryphon agreed to amend the Sublease to provide Gryphon the right to recapture the usage of up to 50% of the hosting capacity to be managed by Core if the Sphere 3D Merger Agreement was terminated. Gryphon did not exercise the recapture right, which expired 90 days after the termination of the Sphere 3D Merger Agreement.

As of June 30, 2023 and December 31, 2022, Gryphon had paid an aggregate of $35,104,000 to Core under the Core MSA, all of which has been reimbursed by Sphere 3D.

Anchorage Loan Agreement

Please see the description of the Anchorage Loan Agreement (as amended) under “Recent Developments” above.

Although the Anchorage Bitcoin Note is payable with the Company’s digital assets earned from the mining activities, there is a potential for the use of cash under the collateral agreement. If the collateral coverage ratio decreases below 110%, Gryphon will have to provide the lender with additional collateral in the form of bitcoin, U.S. dollars or additional equipment.

Off-Balance Sheet Arrangements

Gryphon has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Gryphon’s Plan of Operations

While Gryphon generated nearly $22 million in revenue in 2022, in order to fully implement its plan of operations, it will need to raise a significant amount of capital through future offerings of debt and equity securities. The discussion below is based on the assumption that Gryphon will be able to raise significant capital to fund its growth plan. There can be no assurance, however, that Gryphon will be successful in raising the required capital on terms acceptable to it, if at all.

Outlook

Gryphon expects to scale its operations, materially as follows:

•        Acquire additional bitcoin miners: Gryphon is currently exploring numerous opportunities to acquire additional ASIC miners, both new and second hand, given the influx of supply attributable to regulatory changes in key international markets and it expect to make additional purchases, subject to the success of any capital raising. With regards to second-hand miners, Gryphon will limit the scope of its interest to bitcoin miners from the most recent generation (e.g., Bitmain S19, S19 Pro, and S19j Pro Antminers) due to the increased efficiency they offer, relative to previous generations.

•        Hire a permanent Chief Financial Officer, which occurred on June 19, 2023.

•        Complete the Merger with Akerna and begin trading on Nasdaq upon regulatory approval.

Gryphon’s operations currently focus exclusively on the mining of bitcoin. While Gryphon may expand its operations beyond the mining of bitcoin in the future, it currently has no plans or intentions of mining other digital assets. Gryphon intends to continue expanding its bitcoin mining operations as it acquires additional miners to the extent that opportunities for such acquisitions arise. The costs of such expansions will depend on market conditions at the time.

Critical Accounting Policies and Estimates

Gryphon’s significant accounting policies are more fully described in the notes to its financial statements. Gryphon believes that the accounting policies below are critical for one to fully understand and evaluate its financial condition and results of operations.

Digital Assets, Net

Digital assets or cryptocurrencies, (including bitcoin, Ethereum, DAI and USDT) are included in current assets in the accompanying interim balance sheets. Cryptocurrencies purchased are recorded at cost and cryptocurrencies obtained by Gryphon through its sale of common stock are accounted for based on the value of the specific digital asset on the date received.

Gryphon accounts for digital assets as indefinite-lived intangible assets in accordance with ASC 350, Intangibles — Goodwill and Other. Gryphon has ownership of and control over the cryptocurrencies and uses third-party custodial services to secure it. The digital assets are initially recorded at cost and are subsequently remeasured on the balance sheets at cost, net of any impairment losses incurred since acquisition.

An impairment analysis is performed at each reporting period to identify whether events or changes in circumstances, in particular decreases in the quoted prices on active exchanges, indicate that it is more likely than not that the digital assets held by Gryphon are impaired. The fair value of digital assets is determined on a nonrecurring basis in accordance with ASC 820, Fair Value Measurement, based on quoted prices on the active exchange(s) that Gryphon has determined is its principal market for cryptocurrencies (Level 1 inputs). If the carrying value of the digital asset exceeds the fair value based on the average daily price calculated from the daily open and daily close price quoted in the active exchanges during the period, an impairment loss has occurred with respect to those digital assets in the amount equal to the difference between their carrying values and the price determined.

Impairment losses are recognized within “operating expense” in the statements of operations in the period in which the impairment is identified. The impaired digital assets are written down to their fair value at the time of impairment and this new cost basis will not be adjusted upward for any subsequent increase in fair value. Gains are not recorded until realized upon sale or disposition.

Cryptocurrencies awarded to Gryphon through its mining activities are included within operating activities in the consolidated statements of cash flows. The cash received from the sale of cryptocurrencies earned through Gryphon’s mining activities is included within operating activities in the consolidated statements of cash flows and any realized gains or losses from such sales are included in operating expenses in the consolidated statements of operations.

Mining Equipment

Mining Equipment is stated at cost, including purchase price and all shipping and custom fees, and depreciated using the straight-line method over the estimated useful lives of the assets, generally three years for cryptocurrency mining equipment.

Gryphon reviews the carrying amounts of mining equipment when events or changes in circumstances indicate the assets may not be recoverable. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. Where it is not possible to estimate the recoverable amount of an individual asset, Gryphon estimates the recoverable amount of the cash generating unit to which the asset belongs. Assets carried at fair value, such as digital currencies, are excluded from impairment analysis.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows to be derived from continuing use of the asset or cash generating unit are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Fair value less costs of disposal is the amount obtainable from the sale of an asset or cash generating unit in an arm’s length transaction between knowledgeable, willing parties, less the cost of disposal. When a binding sale agreement is not available, fair value less costs of disposal is estimated using a discounted cash flow approach with inputs and assumptions consistent with those of a market participant. If the recoverable amount of an asset or cash generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash generating unit is reduced to its recoverable amount. An impairment loss is recognized immediately in net income. Where an impairment loss subsequently reverses, the carrying amount of the asset or cash generating unit is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized.

Leases

Effective July 2021, Gryphon accounts for its leases under ASC 842, Leases (“ASC 842”). Under this guidance, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheet as both a right of use asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or Gryphon’s incremental borrowing rate. Lease liabilities are increased by interest and reduced by payments each period, and the right of use asset is amortized over the lease term. For operating leases, interest on the lease liability and the amortization of the right of use asset result in straight-line rent expense over the lease term.

In calculating the right of use asset and lease liability, Gryphon elects to combine lease and non-lease components as permitted under ASC 842. Gryphon excludes short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term.

Derivatives

Gryphon evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and would then be re-valued at each reporting date, with changes in the fair value reported in the interim condensed statements of operations. If there are stock-based derivative financial instruments, Gryphon will use a probability weighted average series Binomial lattice option pricing models to value the derivative instruments at inception and on subsequent valuation dates.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Revenue Recognition

Gryphon recognizes revenue under ASC 606, Revenue from Contracts with Customers. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•        Step 1: Identify the contract with the customer

•        Step 2: Identify the performance obligations in the contract

•        Step 3: Determine the transaction price

•        Step 4: Allocate the transaction price to the performance obligations in the contract

•        Step 5: Recognize revenue when Gryphon satisfies a performance obligation

In order to identify the performance obligations in a contract with a customer, a company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

•        Variable consideration

•        Constraining estimates of variable consideration

•        The existence of a significant financing component in the contract

•        Noncash consideration

•        Consideration payable to a customer

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

The Company has entered into contracts with digital asset mining pool operators to provide the service of performing hash computations for the mining pool operator. The contracts are terminable at any time for any reason by either party without cause and without penalty and the Company’s enforceable right to compensation only begins when the Company provides the service of performing hash computations for the mining pool operator. The contract is for a continuous 24-hour period each day. The Company’s access and usage rights to the pool and service automatically renew for a successive 24-hour period (00:00:00 UTC and 23:59:59 UTC) unless terminated in accordance with the terms set forth by the terms of service. In exchange for performing hash computations for the mining pool, Gryphon is entitled to a fractional share of the fixed cryptocurrency award the mining pool operator receives (less digital asset transaction fees to the mining pool operator which are netted as a reduction of the transaction price). Gryphon’s fractional share is based on the proportion of hash computations Gryphon performed for the mining pool operator to the total hash computations contributed by all mining pool participants in solving the current algorithm during the 24-hour period. Hashrate is the measure of the computational power per second used when mining. It is measured in units of hash per second, meaning how many calculations per second that can be performed. The consideration the Company will receive, comprised of block rewards, transaction fees less mining pool operator fees are aggregated in a sub-balance account held by the mining pool operator. That balance, due to the Company, is calculated by the mining pool operator based on the hashrate provided and hash computations completed by the Company for the mining pool from midnight-to-midnight (00:00:00 UTC and 23:59:59 UTC) UTC time, and a sub-account balance is credited one hour later at 1AM UTC time. The balance is then withdrawn to the Company’s whitelisted wallet address, once a day, between the hours of 9am to 5pm UTC time. The rate of payment occurs once per day, as long as the minimum payout threshold of 0.01 bitcoin has accumulated in the sub-account balance, in accordance with the mining pool operator’s terms of service. Pursuant to ASC 606-10-55-42, the Company assessed if the customer’s option to renew represented a material right that represents a separate performance obligation and noted the renewal is not a material right. The definition of a material right is a promise in a contract to provide goods or services to a customer at a price that is significantly lower than the stand-alone selling price of the good or service. The mining pool operator does not provide any discounts and as such there is no economic benefit to the customer and as such a separate performance obligation does not exist under 606-10-55-42. In addition, there are no options for renewal that are separately identifiable from other promises in the contract such as an ability to extend the contract at a reduced price.

The performance obligation of the Bitcoin miner under the mining contracts with Foundry Pool USA involves the service of performing hash computations to facilitate the verification of digital asset transactions. The Company’s miners contribute computing power (ie. hashrate) that perform hash calculations to the mining pool operator, engaging in the process of validating and securing transactions through the generation of cryptographic hashes. The mining pool then utilizes a specific mining algorithm (e.g. SHA-256) to submit shares (proofs of work) to the mining pool’s server as they contribute to solving the cryptographic puzzles required to mine a block. The Company reviews and analyzes its individual pool performance using a dashboard provided by Foundry Pool USA that includes real-time statistics on hashrate, shares submitted and earnings. The service of performing hash computations in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing these services is the only performance obligation in the Company’s contracts with mining pool operators. The Company performs hash computations for one mining pool operator, Foundry USA. Foundry USA operates its pool on the Full Pay Per Share (FPPS) payout method. FPPS is a variant of the Pay Per Share (PPS) method, where miners receive a fixed payout for each valid share submitted, regardless of whether the pool finds a block.

Regardless of the pool’s success, the Company will receive consistent rewards based on the number of valid shares it contributes. The transaction consideration the Company receives is non-cash consideration, in the form of bitcoin. The Company measures the bitcoin at fair value on the date earned using the average price (calculated by averaging the daily open price and the daily close price) quoted by its Principal Market at the date the Company completed the service of performing hash computations for the mining pool operator. There are no deferred revenues or other liability obligations recorded by the Company since there are no payments in advance of the performance. At the end of each 24-hour period (00:00:00 UTC and 23:59:59 UTC), there are no remaining performance obligations. By utilizing the average daily price of bitcoin on the date earned, the Company eliminates any differences that may arise due to the volatility in trading price between bitcoin and fiat currency during the period where the Company establishes and completes the contract. The consideration is all variable. There is no significant financing component in these transactions.

If authoritative guidance is enacted by the Financial Accounting Standards Board (“FASB”), the Company may be required to change its policies, which could affect the Company’s financial position and results from operations.

Cost of Revenues

Gryphon’s cost of revenues consists primarily of direct costs of earning bitcoin related to mining operations, including electric power costs, other utilities, labor, insurance whether incurred directly from self-mining operations or reimbursed, including any revenue sharing arrangements under co-location agreements, but excluding depreciation and amortization, which are separately stated in Gryphon’s consolidated statements of operations.

Income Taxes

Gryphon accounts for income taxes under the asset and liability method, in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is required to the extent any deferred tax assets may not be realizable.

ASC Topic 740, Income Taxes, (“ASC 740”), also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on Gryphon’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in Gryphon’s interim financial statements. Gryphon believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in material changes to its financial position.

Recent Accounting Pronouncements

From time to time, the Financial Accounting Standards Board (“FASB”) or other standards setting bodies issue new accounting pronouncements. Updates to the FASB ASC are communicated through issuance of an Accounting Standards Update (“ASU”). Gryphon considers the applicability and impact of all ASUs on Gryphon’s financial position, results of operations, cash flows, or presentation thereof. Described below are ASUs that are not yet effective, but may be applicable to Gryphon’s financial position, results of operations, cash flows, or presentation thereof. As of the issuance of these consolidated financial statements, there were no ASUs that management assessed and determined to be applicable to Gryphon’s financial position, results of operations, cash flows, or presentation thereof.